                                  EXHIBIT 12.1

                    Computation of Earnings to Fixed Charges

                                                                                     (in thousands)

                                                               Fiscal Year Ended                             Fiscal Quarter Ended
                                                               -----------------                             --------------------
                                      January        January      January       January      February        April         April
                                      28, 1996       29,1995      30,1994       31, 1993      2, 1992       28, 1996      30, 1995
                                      --------       -------      -------       --------      -------       --------      --------
                                                                                                        (Unaudited)    (Unaudited)
EARNINGS AVAILABLE FOR FIXED
  CHARGES
Income (loss) from continuing
operations ....................         4,373         33,435        19,398         3,048         2,731        (4,100)          (552)
  before income taxes
Capital Interest ..............          (663)            --            --            --            --            --             --
Fixed charges .................        17,084         10,631         9,529         9,182         7,065         4,646          2,801
                                      -------        -------       -------       -------       -------       -------        -------
                                       20,794         44,066        28,927        12,230         9,796           546          2,249
                                      =======        =======       =======       =======       =======       =======        =======
FIXED CHARGES
Interest and expense on .......         4,527          1,309         1,173         1,583           682         1,541            350
indebtedness
Capitalized Interest ..........           663             --            --            --            --            --             --
One-third of rental expense for
operating leases...............        11,894          9,322         8,356         7,599         6,383         3,105          2,451
                                      -------        -------       -------       -------       -------       -------        -------
                                       17,084         10,631         9,529         9,182         7,065         4,646          2,801
                                      =======        =======       =======       =======       =======       =======        =======
RATIO OF EARNINGS TO FIXED
  CHARGES .....................          1.22           4.15          3.04          1.33          1.39           .12            .80
                                      =======        =======       =======       =======       =======       =======        =======




                                     12.1-i